Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

FIRST AMENDMENT TO COLLABORATION AGREEMENT
This Amendment to the Collaboration Agreement (“Amendment”) is entered into as of April 20, 2022 (the “Amendment Effective Date”) by and among Amgen Inc., a Delaware corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1799 (“Amgen”), BeiGene Switzerland GmbH, a Swiss corporation with a principal place of business at Aeschengraben 27, 4051 Basel, Switzerland (“BeiGene”), and BeiGene, Ltd., a Cayman Islands exempted company incorporated with limited liability with its registered offices c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, P.O. Box 1348, Grand Cayman KY1-1108, Cayman Islands (“BeiGene Parent”). BeiGene and Amgen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” This Amendment amends that certain Collaboration Agreement (the “Agreement”), entered into as of October 31, 2019, by and between Amgen and BeiGene and, solely with respect to Section 13.6 thereof, BeiGene Parent. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.
RECITALS
WHEREAS, the Agreement contains certain terms and conditions relating to the financial responsibilities of the Parties in connection with the development and commercialization of certain Amgen proprietary Products for the treatment of oncology-related diseases and conditions; and
WHEREAS, the Parties desire to amend the Agreement upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound hereby, do agree as follows:
AGREEMENT
1.Amendment to Section 1.48 of the Agreement. Section 1.48 of the Agreement is hereby amended and replaced in its entirety as follows:
“Section 1.48    “Costs” means both internal and external costs and expenses (including the cost of allocated FTEs at the FTE Rate and Sales Force FTEs at the Sales Force FTE Rate). [*]”
2.New Section 1.170. The following is hereby inserted as a new Section 1.170 of the Agreement:
“Section 1.170    “Hainan Bo Ao” shall mean Pilot Zone in the Hainan province where Bo Ao Product may be stored and then imported into the Collaboration Territory with a patient application prior to Regulatory Approval for the Bo Ao Product in the Collaboration Territory.”
3.New Section 1.171. The following is hereby inserted as a new Section 1.171 of the Agreement:
“Section 1.171    “Bo Ao Support Costs” means all actual and, if reasonably practicable, documented costs incurred by Amgen and/or its Affiliates and pre-approved pursuant to the Supply Agreement, if applicable, [*]”
4.New Section 1.172. The following is hereby inserted as a new Section 1.172 of the Agreement:
“Section 1.172    “Product Team” means, for any Product [*].”

5.New Section 1.173. The following is hereby inserted as a new Section 1.173 of the Agreement:
“Section 1.173    “Work Package Team” means, for any Product [*].”
6.Amendment to Section 7.1.2 of the Agreement. The following text is hereby inserted as a new Section 7.1.2(d), Section 7.1.2(e), Section 7.1.2(f), and Section 7.1.2(g), respectively, of the Agreement: [*]
7.Amendments to Section 7.2 of the Agreement.
a.The first paragraph of Section 7.2 (Profit Sharing) of the Agreement is hereby amended and replaced in its entirety as follows:
“Section 7.2    Profit Sharing.
(a)    Prior to the Transition Date designated by the Joint Steering Committee (generally the second Launch Readiness Review for a Product) for an In-Line Product (the “Transition Date”) pursuant to Section 3.1.1 (Transition and Development of Products) and Section 5.1.2(b) (Initial In-Line Product Transition), [*] set forth in the definition of “Commercialization and Related Costs.” The Joint Steering Committee has designated the Transition Date for each In-Line Product as follows: XGEVA®, [*]; BLINCYTO®, [*]; and Kyprolis®, [*].
For the avoidance of doubt, [*] from Amgen to BeiGene pursuant to Section 3.1.1 (Transition and Development of Products) and Section 5.1.2(b) (Initial In-Line Product Transition).
(b)    [*] set forth in the definition of “Commercialization and Related Costs” for each Pipeline Product until [*] prior to the anticipated launch date for such Pipeline Product (such date to be designated for each Pipeline Product by the Joint Alliance Committee and subject to adjustment by the Joint Alliance Committee in the event the anticipated launch date changes) (such date, the “Initiation Date”).
(c)    The Parties will share in Profits generated by Products in the Collaboration Scope: (i) with respect to In-Line Products, beginning on [*] and ending upon [*] for such In-Line Product; (ii) with respect to Pipeline Products, beginning on [*] and ending upon [*] for such Pipeline Product; and (iii) for such longer period as set forth in Section 5.1 for each Retained In-Line Product and each Retained Pipeline Product (i.e., for so long as such Retained In-Line Product or Retained Pipeline Product, as applicable, is sold in the Collaboration Territory); in each case as follows:”

b.Section 7.2.3 (FTE Rate) of the Agreement is hereby amended and restated in its entirety as follows:
“Section 7.2.3. FTE Rate.
(a)    The FTE Rate used for calculation of Costs pursuant to this Article VII (Financial Consideration) with respect to any activity will be the relevant FTE Rate for [*] in which such activity was undertaken.
(b)    Effective as of [*], the Parties agree that the Costs (calculated using the development FTE Rate (as defined in Section 1.72(i)) or commercial FTE Rate (as defined in Section 1.72(ii)), as applicable) of FTEs performing Product Team/Work Package Team strategy activities (i.e. Support to advise on the China specific aspects of the Global Development Plan) for Pipeline Products incurred by the Parties or their respective Affiliates: (i) prior to Regulatory Approval, in accordance with the Development Plan and Development Budget will be deemed Amgen Pipeline Product Global Development Costs and subject to Global Development Cost-Share Payments in accordance with Section 7.1.2 (Global Development Cost Share) and (ii) after Regulatory Approval (including strategy activities for new indications or label expansion after Regulatory Approval), in accordance with the Commercialization Plan and Commercialization Budget, will be deemed to be Commercialization and Related Costs and included in the collaboration profit sharing pursuant to Section 7.2 (Profit Sharing). The Product Team and Work Package Team FTEs will be initially set, and shall in no event exceed, [*] to support the Pipeline Products. The table below sets out the 2021 baseline budget for Product Team/Work Package Team strategy FTEs based on the Pipeline Product portfolio as of the Amendment Effective Date. [*]
(c)    The Product Team and Work Package Team FTE allocation for Pipeline Products will be adjusted by Amgen [*] based on relevant factors, [*].”
c.The following is hereby inserted as a new Section 7.2.8 of the Agreement:
“Section 7.2.8    Hainan Bo Ao Cost-Share Matters. Notwithstanding anything to the contrary in this Agreement, with respect to the AMG 510 (also known as sotorasib or LUMAKRAS®) Product (the “Bo Ao Product”), the Parties desire to initiate the Profit-sharing arrangement set forth in Section 7.2 prior to applicable Initiation Date, subject to the following terms and conditions:
(a)    Commercialization and Related Costs. Prior to the applicable Initiation Date, costs (including Costs for outside services and expenses (e.g., consultants, agency fees, etc.)) for the following activities shall be considered “Commercialization and Related Costs” for purposes of determining “Amgen Costs” or “BeiGene Costs,” as applicable:
(i)    [*];
(ii)    Medical Affairs Activities Costs incurred in connection with Hainan Bo Ao in or for the Collaboration Territory prior to commercialization and during commercialization;
(iii)    all Costs incurred by the Parties or their respective Affiliates associated with any recalls of the Bo Ao Product in the Collaboration Scope and in or for the Collaboration Territory;
(iv)    all Costs incurred by the Parties or their respective Affiliates with respect to product liability claims for the Bo Ao Product in the Collaboration Scope in the Collaboration Territory;

(v)    all Costs incurred by the Parties or their respective Affiliates associated with any returns and withdrawals of the Bo Ao Product in the Collaboration Scope in the Collaboration Territory;
(vi)    any Third Party IP Payments to the extent not already included in Manufacturing Actual Costs; and
(viii)    all unrecovered Indirect taxes, including, for the avoidance of doubt, unrecovered VAT surcharge, incurred by either Party arising with respect to payments to be made under Section 7.2.7 (Calculation of Collaboration Profits). [*]
Commercialization and Related Costs for purposes of this Section 7.2.8 shall not include [*] or any Cost subject to an indemnification obligation under Article XIII.
(b)    Manufacturing Actual Costs. The Manufacturing Actual Costs incurred with respect to the Bo Ao Product in connection with Hainan Bo Ao shall be deemed “Amgen Costs” for purposes of the calculations set forth under Section 7.2 (Profit Sharing).
(c)    Net Revenues. Net Revenues from the sale or transfer for value of the Bo Ao Product in Hainan Bo Ao shall be considered “Net Revenues” for purpose of Section 7.2 (Profit Sharing).
(d)    Support Costs. Bo Ao Support Costs incurred with respect to Bo Ao Product in connection with Hainan Bo Ao shall be deemed “Amgen Costs” for purposes of the calculations set forth under Section 7.2 (Profit Sharing).”
8.Amendment to Section 7.9 of the Agreement. Section 7.9 (Overruns) of the Agreement is hereby supplemented and amended by adding the following at the end of the existing Section 7.9:
“Without limiting the foregoing, the Parties further agree as follows:
(a)    While the final overrun calculation is based on annual amounts, the Parties agree to perform quarterly assessments of cost variances for the Overrun Categories shown below, recognizing that both Parties have quarterly reporting requirements.
(b)    In any given calendar quarter, the quarterly profit share and development cost share calculations will reflect up to a maximum of [*] of the planned amounts of the “Overrun Categories” (with an exception for materiality described in Section 7.9(e) below).
(c)    To the extent costs exceed [*] of the budgeted amount in a given calendar quarter, the following shall apply: The Parties agree that they will track variances above [*] of the planned amount into subsequent calendar quarters, to comply with the annual nature of the cost overage calculation in this Section 7.9. [*] If, at a later time, joint approval is obtained from each Party’s finance representative to the JAC for additional activities and related spending beyond the [*] cap, an adjustment will be made in the subsequent period.
(d)    To the extent costs are below budget in a given calendar quarter, actual variances resulting in underspend will be reimbursable in a subsequent period to the extent costs are for a pre-agreed upon activity that had a timing difference and the rationale for the variance is communicated, along with the rationale for why the activity/spend will be performed in a subsequent period. The Parties may agree to a new activity to take the place of the activity that did not occur and the costs of such activity will be reimbursed if under the [*] expense cap, unless otherwise agreed. Agreement will be obtained by each Party’s finance representatives to the JAC.

(e)    The Parties have agreed to a US$[*] dollar threshold for calendar quarter reconciliation of cost overruns, to eliminate the inefficient analysis of greater than [*] variance for smaller dollar amount categories. [*]
(f)    Costs will be evaluated for overrun in the following manner: [*]
(g)    The baseline for the overrun calculation pursuant to this Section 7.9 will be the most recently approved Global Development Budget or Commercialization Budget, as applicable.”
9.New Section 7.12 of the Agreement. The following is hereby inserted as a new Section 7.12 of the Agreement:
“Section 7.12    Additional Cost-Share Matters. The Parties expect that from time-to-time one Party may perform activities that are the responsibility of the other Party or a Party may request that the other Party provide services or conduct activities that are not contemplated by the Agreement. In these instances, if the JAC approves such activities and the budget for such activities, the Party performing the activity for the benefit of the other Party shall be reimbursed for the reasonable costs of providing such services or conducting such activities. Such costs shall be documented in writing and the Party providing such service shall be reimbursed quarterly to the Party performing such service concurrently with the Compensating Payment made pursuant to Section 7.2.7 (Calculation of Collaboration Profits). As of the Effective Date, the Parties have agreed that Amgen shall be reimbursed for the following activities as set forth below: [*]”
10.Supply Price Schedule. The Supply Price Schedule is hereby amended to include the following as a new row:

[*]	[*]

11.Miscellaneous.
a.Except as specifically amended above, the Agreement shall continue to be in full force and effect.
b.This Amendment and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of New York, U.S.A.
c.This Amendment may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Signature pages of this Amendment may be exchanged by facsimile or other electronic means without affecting the validity thereof.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

AMGEN INC.

/s/ Rachna Khosla
Name: Rachna Khosla
Title: SVP Business Development

BEIGENE SWITZERLAND GMBH

/s/ Beatriz Martinez-Lahuerta
Name: Beatriz Martinez-Lahuerta
Title: Assistant General Counsel, Head of Legal, Europe & New Markets

BEIGENE, LTD.

/s/ Angus Grant
Name: Angus Grant
Title: Senior Vice President, Chief Business Executive